Exhibit 99

Dollar General Corporation Reports Third Quarter 2017 Financial Results

  Net Sales Increased 11.0%; Same-Store Sales Increased 4.3%, Including an Estimated 30 to 35 Basis Point Net Benefit from Hurricane-Related Sales
  Diluted Earnings Per Share of $0.93, Including an Estimated $0.05 Hurricane-Related Net Negative Impact
  $512 Million of Capital Returned to Shareholders Year to Date Through the Third Quarter
  Board of Directors Declares Fourth Quarter 2017 Dividend
  Company Narrows Fiscal 2017 GAAP Diluted Earnings per Share Guidance Range to $4.37 to $4.47, Including the Estimated Hurricane-Related Net Negative Impact of $0.05 in the 2017 Third Quarter; Updates Other Fiscal 2017 Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 7, 2017--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2017 third quarter (13 weeks) ended November 3, 2017.

“We are pleased with our overall third quarter results, which include a strong same-store sales growth of 4.3% and increases in both average transaction amount and customer traffic over the 2016 third quarter. During the quarter, we effectively balanced our same-store sales growth while achieving gross profit rate expansion and continuing our planned investments in the business.

“We remain excited about the future for Dollar General. For fiscal 2018, we have plans to execute approximately 2,000 real estate projects comprised of 900 new stores, 1,000 store remodels and 100 store relocations. We continue to believe that investing in the business through our high-return new store growth is the best use of our capital to help drive long-term shareholder value. Our new store growth is complemented with a significant increase in our store remodel program from fiscal 2017 that we view as an investment to enhance and consistently deliver on our brand promise to help our customers save time and money every day,” said Todd Vasos, Dollar General’s chief executive officer.

Third Quarter 2017 Highlights

Net sales increased 11.0 percent to $5.90 billion in the 2017 third quarter compared to $5.32 billion in the 2016 third quarter. Same-store sales increased 4.3 percent, attributable to increases in average transaction amount and customer traffic, including an estimated 30 to 35 basis point net benefit from hurricane-related sales. Same-store sales increases were driven by positive results in the consumables, seasonal and apparel categories, partially offset by negative results in the home products category. Same-store sales results in the three non-consumables categories, when aggregated, were positive. The net sales increase was also positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 29.9 percent in the 2017 third quarter, an increase of eight basis points from the 2016 third quarter. The gross profit rate increase was primarily attributable to higher initial inventory markups and an improved rate of inventory shrink. Partially offsetting these items were a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, sales of lower-margin products comprising a higher proportion of consumables sales, and increased transportation costs.

Selling, general and administrative expense (“SG&A”) as a percentage of net sales was 22.9 percent in the 2017 third quarter compared to 22.5 percent in the 2016 third quarter, an increase of 40 basis points. The SG&A increase was primarily attributable to increased retail labor expenses, primarily as a result of the Company’s investment in store manager compensation, and increased incentive compensation and occupancy costs, each of which increased at a rate greater than the increase in net sales. Partially offsetting these increased expenses were lower utilities costs and a reduction in advertising costs. During the 2017 third quarter, the Company recorded incremental expenses of approximately $24.8 million, or 42 basis points, related to the impact of two hurricanes which occurred during the quarter as set forth below under “Summary of Impact of Hurricanes on 2017 Third Quarter Results.” Similarly, in the 2016 third quarter, the Company incurred incremental charges of $13.0 million, or 25 basis points, associated with the acquisition of former Walmart Express store locations and the related closure of existing stores plus an incremental $7.7 million, or 14 basis points, of expenses primarily related to natural disasters.

The Company’s net income was $253 million, or $0.93 per diluted share, in the 2017 third quarter, compared to net income of $235 million, or $0.84 per diluted share, in the 2016 third quarter. An estimated $0.05 hurricane-related net negative impact, driven by hurricane-related expenses, is included in diluted earnings per share for the 2017 third quarter. Similarly, the 2016 third quarter included an approximate $0.05 charge for the Walmart Express store acquisition and disaster-related expenses.

The effective income tax rate was 35.8 percent for the 2017 third quarter compared to a rate of 36.2 percent for the 2016 third quarter. The effective income tax rate was lower in the 2017 third quarter due primarily to the recognition of greater federal Work Opportunity Tax Credits in the 2017 period.

39-Week Period Highlights

For the 39-week period ended November 3, 2017, net sales increased 8.5 percent over the comparable 2016 period to $17.3 billion. Same-store sales increased 2.6 percent, attributable to increases in average transaction amount and customer traffic. When compared to the 2016 39-week period, same-store sales increases were driven by positive results in the consumables, seasonal and apparel categories, partially offset by negative results in the home products category. Same-store sales results in the three non-consumables categories, when aggregated, were positive. The net sales increase was also positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 30.3 percent in the 2017 39-week period, a decrease of 25 basis points from the comparable 2016 period. The gross profit rate decrease in the 2017 period as compared to the 2016 period was primarily attributable to higher markdowns, primarily for promotional activities, a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of consumables sales. Partially offsetting these items were higher initial inventory markups and an improved rate of inventory shrink.

SG&A was 22.3 percent of net sales in the 2017 39-week period compared to 21.9 percent in the comparable 2016 period, an increase of 43 basis points. The SG&A increase was primarily attributable to increased retail labor expenses, primarily as a result of the Company’s investment in store manager compensation, and increased occupancy costs, each of which increased at a rate greater than the increase in net sales. Partially offsetting these increased expenses were a reduction in advertising costs as well as lower utilities and lower waste management costs primarily resulting from the Company’s recycling efforts. As noted above, the 2017 period reflects expenses related to the impact of two hurricanes which occurred during the quarter, and the 2016 period reflects expenses associated with the acquisition of former Walmart Express store locations and related closure of existing stores, plus disaster-related expenses. The Company also recorded incremental expenses, primarily for lease termination costs, related to stores acquired in the second quarter of 2017 from a multi-price point discount retailer.

For the 2017 39-week period, the Company reported net income of $827 million, or $3.02 per diluted share, compared to net income of $837 million, or $2.95 per diluted share, for the 39-week 2016 period. Included in diluted earnings per share for the 2017 39-week period was an approximate $0.01 charge for the early retirement of long-term obligations, an approximate $0.02 charge primarily for the lease termination costs related to the stores acquired in the second quarter of 2017, and an estimated $0.05 hurricane-related net negative impact, driven by hurricane-related expenses. The 2016 39-week period included an approximate $0.04 benefit from the adoption of the share-based payment accounting standard and an approximate $0.05 charge for the Walmart Express store acquisition and disaster-related expenses.

The effective income tax rate for the 2017 39-week period was 36.8 percent compared to a rate of 36.1 percent for the comparable 2016 period. The effective income tax rate was higher in the 2017 39-week period due primarily to the recognition of a tax benefit of approximately $10.9 million in the 2016 period associated with stock based compensation that did not reoccur to the same extent in the 2017 period.

Summary of Impact of Hurricanes on 2017 Third Quarter Results

As detailed in the discussion of results above, the Company estimates the following impacts to its 2017 third quarter financial performance as a result of Hurricanes Harvey and Irma:

	Reported 2017 Third Quarter	Estimated Positive/(Negative) Impact from Hurricanes In 2017 Third Quarter
Net Sales Growth	11.0%	+30 to 40 basis points benefit
Same-Store Sales Growth	4.3%	+30 to 35 basis points benefit
SG&A Expense, as a % of Sales	22.9%	(42) basis points
Operating Profit	$417.4 million	($21) million
Net Income	$252.5 million	($13) million
Diluted Earnings per Share	$0.93	($0.05)

Merchandise Inventories

As of November 3, 2017, total merchandise inventories, at cost, were $3.60 billion compared to $3.49 billion as of October 28, 2016, a decrease of 4.9 percent on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended November 3, 2017 were $489 million, including: $178 million for improvements, upgrades, remodels and relocations of existing stores; $150 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $134 million for distribution and transportation-related capital expenditures; and $21 million for information systems upgrades and technology-related projects.

During the 2017 39-week period, the Company opened 1,044 new stores and remodeled or relocated 719 stores. The new store growth includes the rebannering of 263 store locations acquired in the second quarter of 2017.

Share Repurchases

During the 2017 third quarter, the Company repurchased 1.8 million shares of its common stock under its share repurchase program at an average price of $76.97 per share. For the 2017 39-week period, the Company repurchased 4.0 million shares of its common stock under the share repurchase program at an average price of $73.78 per share. From the inception of the share repurchase program in December 2011 through the end of the 2017 third quarter, the Company has repurchased 78.4 million shares of its common stock at an average price of $62.05 per share, for a total cost of $4.9 billion. The total remaining authorization for future repurchases was approximately $635 million at the end of the 2017 third quarter. The authorization has no expiration date.

Dividend

On December 5, 2017, the Board of Directors declared a quarterly cash dividend of $0.26 per share on the Company’s common stock, payable on January 23, 2018 to shareholders of record at the close of business on January 9, 2018.

Financial and Store Growth Outlook

For the 52-week fiscal year ending February 2, 2018 (“fiscal 2017”), the Company is updating certain components of its guidance issued on August 31, 2017. The Company’s guidance does not contemplate any potential impacts from U.S. corporate tax legislation reform.

The Company has narrowed its fiscal 2017 GAAP diluted earnings per share to $4.37 to $4.47, compared to its prior guidance range of $4.35 to $4.50. The current diluted earnings per share guidance range now includes the estimated net negative impact on the third quarter diluted earnings per share results of $0.05 related to the hurricanes. In addition, the Company now forecasts:

  Fiscal 2017 net sales growth of approximately seven percent, compared to its prior guidance range of five to seven percent growth,
  Fiscal 2017 same-store sales growth of approximately 2.5 percent, compared to its prior expectation that same-store sales would fall at the upper end of the range of slightly positive to up two percent, and
  Capital Expenditures between $700 million and $750 million, compared to its prior guidance range of $715 million to $765 million.

Share repurchases for fiscal 2017 continue to be forecasted at approximately $450 million.

For fiscal 2017, the Company continues to plan to open approximately 1,285 new stores, in addition to remodeling or relocating 760 stores.

For the 52-week period ending February 1, 2019, the Company plans to open approximately 900 new stores, remodel approximately 1,000 mature store locations and relocate approximately 100 stores for an approximate total of 2,000 real estate projects.

Conference Call Information

The Company will hold a conference call on Thursday, December 7, 2017 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 1697694. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, December 21, 2017, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 1697694.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and in the section entitled “Financial and Store Growth Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including their effect on employment levels, consumer demand, customer traffic, customer disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate, sourcing, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including, but not limited to, pricing, consolidation and omnichannel shopping;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws (including the current pending U.S. tax reform legislation), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs (including effects of potential federal or state regulatory changes related to overtime exemptions, if implemented) and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases, revenue recognition and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 14,321 stores in 44 states as of November 3, 2017. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 3	October 28	February 3
	2017	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$226,192	$200,236	$187,915
Merchandise inventories	3,597,195	3,488,247	3,258,785
Income taxes receivable	99,678	54,586	11,050
Prepaid expenses and other current assets	230,269	225,443	220,021
Total current assets	4,153,334	3,968,512	3,677,771
Net property and equipment	2,654,936	2,388,463	2,434,456
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,481	1,200,734	1,200,659
Other assets, net	27,416	20,778	20,823
Total assets	$12,374,756	$11,917,076	$11,672,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$401,532	$501,480	$500,950
Accounts payable	1,978,032	1,948,111	1,557,596
Accrued expenses and other	553,596	504,427	500,866
Income taxes payable	4,646	5,721	63,393
Total current liabilities	2,937,806	2,959,739	2,622,805
Long-term obligations	2,719,568	2,673,210	2,710,576
Deferred income taxes	690,795	637,135	652,841
Other liabilities	282,432	285,140	279,782
Total liabilities	6,630,601	6,555,224	6,266,004

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	237,598	244,457	240,811
Additional paid-in capital	3,176,406	3,144,632	3,154,606
Retained earnings	2,334,534	1,977,969	2,015,867
Accumulated other comprehensive loss	(4,383)	(5,206)	(4,990)
Total shareholders' equity	5,744,155	5,361,852	5,406,294
Total liabilities and shareholders' equity	$12,374,756	$11,917,076	$11,672,298

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	November 3	% of Net	October 28	% of Net
	2017	Sales	2016	Sales
Net sales	$5,903,606	100.00%	$5,320,029	100.00%
Cost of goods sold	4,137,150	70.08	3,732,519	70.16
Gross profit	1,766,456	29.92	1,587,510	29.84
Selling, general and administrative expenses	1,349,025	22.85	1,194,519	22.45
Operating profit	417,431	7.07	392,991	7.39
Interest expense	23,995	0.41	23,877	0.45
Income before income taxes	393,436	6.66	369,114	6.94
Income tax expense	140,903	2.39	133,799	2.52
Net income	$252,533	4.28%	$235,315	4.42%

Earnings per share:
Basic	$0.93		$0.84
Diluted	$0.93		$0.84
Weighted average shares outstanding:
Basic	272,319		280,441
Diluted	272,881		281,283

	For the 39 Weeks Ended
	November 3	% of Net	October 28	% of Net
	2017	Sales	2016	Sales
Net sales	$17,341,536	100.00%	$15,977,352	100.00%
Cost of goods sold	12,085,575	69.69	11,095,461	69.44
Gross profit	5,255,961	30.31	4,881,891	30.56
Selling, general and administrative expenses	3,871,589	22.33	3,499,060	21.90
Operating profit	1,384,372	7.98	1,382,831	8.65
Interest expense	72,747	0.42	72,310	0.45
Other (income) expense	3,502	0.02	-	0.00
Income before income taxes	1,308,123	7.54	1,310,521	8.20
Income tax expense	481,318	2.78	473,564	2.96
Net income	$826,805	4.77%	$836,957	5.24%

Earnings per share:
Basic	$3.02		$2.96
Diluted	$3.02		$2.95
Weighted average shares outstanding:
Basic	273,567		283,152
Diluted	274,076		284,126

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 3	October 28
	2017	2016
Cash flows from operating activities:
Net income	$826,805	$836,957
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	298,571	282,386
Deferred income taxes	37,573	(3,207)
Loss on debt retirement	3,502	-
Noncash share-based compensation	24,948	27,676
Other noncash (gains) and losses	12,787	1,935
Change in operating assets and liabilities:
Merchandise inventories	(340,090)	(405,456)
Prepaid expenses and other current assets	(15,198)	(30,471)
Accounts payable	384,101	439,259
Accrued expenses and other liabilities	58,901	50,683
Income taxes	(147,375)	(74,892)
Other	(1,645)	(456)
Net cash provided by (used in) operating activities	1,142,880	1,124,414

Cash flows from investing activities:
Purchases of property and equipment	(488,616)	(405,899)
Proceeds from sales of property and equipment	1,005	4,333
Net cash provided by (used in) investing activities	(487,611)	(401,566)

Cash flows from financing activities:
Issuance of long-term obligations	599,556	-
Repayments of long-term obligations	(751,927)	(1,302)
Net increase (decrease) in commercial paper outstanding	59,400	453,000
Borrowings under revolving credit facilities	-	1,584,000
Repayments of borrowings under revolving credit facilities	-	(1,835,000)
Costs associated with issuance and retirement of debt	(9,524)	-
Repurchases of common stock	(298,735)	(679,416)
Payments of cash dividends	(212,934)	(212,249)
Other equity and related transactions	(2,828)	10,408
Net cash provided by (used in) financing activities	(616,992)	(680,559)

Net increase (decrease) in cash and cash equivalents	38,277	42,289
Cash and cash equivalents, beginning of period	187,915	157,947
Cash and cash equivalents, end of period	$226,192	$200,236

Supplemental cash flow information:
Cash paid for:
Interest	$85,143	$68,258
Income taxes	$592,945	$552,259
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$75,249	$46,647

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	November 3	October 28
	2017	2016	% Change
Consumables	$4,625,401	$4,137,748	11.8%
Seasonal	636,519	575,912	10.5%
Home products	346,339	329,715	5.0%
Apparel	295,347	276,654	6.8%
Net sales	$5,903,606	$5,320,029	11.0%

	For the 39 Weeks Ended
	November 3	October 28
	2017	2016	% Change
Consumables	$13,425,273	$12,293,395	9.2%
Seasonal	2,017,150	1,873,715	7.7%
Home products	1,007,137	968,161	4.0%
Apparel	891,976	842,081	5.9%
Net sales	$17,341,536	$15,977,352	8.5%

Store Activity

		For the 39 Weeks Ended
		November 3	October 28
		2017	2016

Beginning store count		13,320	12,483
New store openings		1,044	768
Store closings		(43)	(46)
Net new stores		1,001	722
Ending store count		14,321	13,205
Total selling square footage (000's)		106,349	98,093
Growth rate (square footage)		8.4%	6.8%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Kevin Walker, 615-855-4954
or
Media Contact:
Crystal Ghassemi, 615-855-5210